Fanatic Fans, Inc. Announces Acquisition of WCS Enterprises, LLC and Appointment of New Officers and Business Direction

Phoenix, Ariz., July 22, 2014/PRNewswire-FirstCall/ -- Fanatic Fans, Inc., f/k/a/ Calibrus, Inc. located in Tempe, Arizona, a development company in Social Media and Mobile Applications announces its acquisition of WCS Enterprises, LLC (“WCS”) a leading provider of “Condominium” style warehouse space for the growing cannabis industry.  Fanatic Fans, Inc. acquired 100% ownership of WCS Enterprises, LLC by issuing to WCS Enterprises, LLC 20,410,000 restricted shares or 50.48% of Fanatic Fans, Inc. common stock.

With the acquisition of WCS Enterprises, LLC, “WCS” will become the controlling entity and will immediately implement a new business direction for the company.  Jeff Holmes, Chairman of the Board, stated: “We are very pleased to complete the acquisition of WCS Enterprises and enter the burgeoning cannabis industry.  This new direction is an exciting step forward in our company’s future.”

“WCS” will aggressively begin to implement a strategy to purchase land or buildings to develop multiple tenant grow spaces that meet the unique requirements of the Cannabis grower.  “WCS” will offer “Condo” style indoor growing solutions for individuals or businesses that want to grow cannabis.  Tenants will have the option to lease, lease to purchase or buy their condo warehouse space.  Each Condo unit will be uniquely designed and have all necessary resources for an optimum stand-alone grow facility.  “WCS” currently owns and manages a 15,000 square foot warehouse in Eagle Point, Oregon.

Fanatic Fans, Inc. announces in connection with the acquisition of WCS Enterprises, LLC the appointment of Wayne A. Zallen as Chief Executive Officer and President and Joann Z. Cleckner, Chief Financial Officer, Secretary and Treasurer of Fanatic Fans, Inc.  Mr. Zallen was owner of the newly acquired WCS Enterprises, LLC which was a real estate purchaser, developer and manager of specific use industrial properties.  Mrs. Cleckner is a CPA and has been working for various clients doing contract accounting and has worked in public accounting as a Senior Auditor.

“I am pleased to welcome Wayne as our new CEO and President and Joann as our new CFO.  Their experience, expertise and leadership make them an exceptional choice to shape the new business direction of Fanatic Fans, Inc.” said Jeff Holmes Chairman of the Board of Fanatic Fans, Inc.

About Fanatic Fans, Inc.

Fanatic Fans, Inc. f/k/a Calibrus, Inc. (OTC Bulletin Board: CALB.ob - News) develops products and services in Social Media and Mobile applications.  In addition to Fanatic Fans mobile app and FanaticFans.com website, Calibrus operates the JabberMonkey website (www.jabbermonkey.com), a premier site for expressing and gathering public opinion on a global scale.

About WCS Enterprises, LLC

The Company is a real estate purchaser, developer and manager of specific use industrial properties providing “Condo” style turn-key grow facilities to support Cannabis grower. The Company intends to own, lease, sell and manage multi-tenant properties so as to reduce the risk of ownership and reduce costs to the tenants and owners.  The Company is not involved in the growing, distribution or sale of Cannabis.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact: Joann Z. Cleckner, phone: (541) 500-8382